ONCOTHYREON REPORTS THIRD QUARTER 2008
FINANCIAL RESULTS

SEATTLE, WASHINGTON - November 6, 2008 - Oncothyreon Inc. (NASDAQ: ONTY) (TSX: ONY) (the “Company”) today reported financial results for the quarter and nine months ending September 30, 2008.

Total revenue was $0.8 million and $4.0 million for the three and nine month periods ended September 30, 2008, compared to $1.1 million and $1.9 million for the comparable periods in 2007.  The increase in total revenue for the nine month period reflects increased sales of clinical trial material to Merck KGaA to support the Phase 3 trial of Stimuvax®.

Net loss was $3.6 million, or $0.18 per basic and diluted share, for the three months ended September 30, 2008, and $13.6 million, or $0.70 per basic and diluted share, for the nine months ended September 30, 2008, compared with $5.6 million and $15.2 million, or $0.28 and $0.78 per basic and diluted share, for the comparable periods in 2007.

Expenses for the three and nine month periods ended September 30, 2008, were $4.4 million and $17.6 million, compared with $6.7 million and $17.0 million for the comparable periods in 2007. The decrease in expenses for the three month period in 2008 compared to 2007 is primarily attributable to higher general and administrative expense in the earlier period related to Oncothyreon’s reincorporation in the United States.  For the nine month periods, lower general and administrative expense in 2008 was offset by an increase in manufacturing costs associated with the increase in sales of Stimuvax clinical trial material to Merck KGaA.

As of September 30, 2008, Oncothyreon’s cash, cash equivalents and short term investments were $11.4 million, compared to $24.2 million at the end of 2007, a decrease of $12.8 million. The decrease was primarily the result of the use of cash to fund operations.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.

For the final quarter of 2008, Oncothyreon expects expenses to remain at approximately the same level as in the first three quarters of the year. Manufacturing and process development activities for Stimuvax are expected to continue at the same level for the balance of the year. The Company anticipates that operating cash requirements for the balance of 2008 will be between $5 million and $7 million. Oncothyreon estimates that, taking into account anticipated revenue, the Company currently has sufficient cash resources to fund planned operations into the first quarter of 2009.

Conference Call and Webcast

Oncothyreon’s management will discuss the Company's third quarter 2008 financial results as well as general business updates during a conference call beginning at 1:30 p.m. PT/ 4:30 p.m. ET today, Thursday, November 6, 2008. To listen to a webcast of the discussion, visit www.oncothyreon.com.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide our investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon's expectations regarding future expenses, manufacturing and process development activities and clinical development activities, revenues resulting from Merck's purchase of Stimuvax supplies and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the adequacy of financing and reserves on hand, currency exchange rate fluctuations, changes in general accounting policies, our ability to remediate an identified material weakness in our internal controls, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
ONCOTHYREON CANADA INC.  2011 - 94 St., Suite 200, Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com

Oncothyreon Inc.

Consolidated Statements of Operations and Other Comprehensive Loss Data
(in thousands of U.S. dollars, except share and per share amounts)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Revenue
Contract research and development	$-	$30	$-	$602
Contract manufacturing	426	919	2,946	919
Licensing revenue from collaborative agreements	376	148	1,028	316
Licensing, royalties and other revenue	-	2	-	23
	802	1,099	3,974	1,860

Expenses
Research and development	1,883	1,406	6,917	7,733
Manufacturing	422	1,168	3,148	1,168
General and administrative	1,941	4,105	7,305	8,230
Marketing and business development	-	27	-	539
Amortization	111	60	317	162
Investment and other income	14	395	(114)	395
Change in fair value of warrant liability	-	(511)	-	(1,179)
	4,371	6,650	17,573	17,048
Net loss	(3,569)	(5,551)	(13,599)	(15,188)
Other comprehensive loss	31	1,095	-	3,085
Comprehensive net loss	$(3,538)	$(4,456)	$(13,599)	$(12,103)
Basic and diluted loss per share	$(0.18)	$(0.28)	$(0.70)	$(0.78)
Weighted average number of common shares outstanding (in thousands)	19,492	19.486	19,490	19.486

Oncothyreon Inc.

Consolidated Balance Sheets Data
(in thousands of U.S. dollars, except share amounts)
(unaudited)

	September 30, 2008	December 31, 2007

Cash, cash equivalents and short term investments	$11,378	$24,186
Total assets	$27,966	$36,218
Total long-term liabilities	$14,055	$12,526
Stockholders’ equity (deficit)	$(376)	$12,019
Common shares outstanding (in thousands)	19,492	19,486